Exhibit 99.1

May 17, 2007

Stericycle, Inc. Announces 2-for-1 Stock Split

Lake Forest, Illinois, May 17, 2007 – Stericycle, Inc. (NASDAQ: SRCL), announced today that its Board of Directors has authorized a 2-for-1 stock split. The stock split will be in the form of a stock dividend of one share payable on May 31, 2007 in respect of each share of common stock outstanding on the record date of May 17, 2007. The stock split was made possible by the approval yesterday at the Company’s annual meeting of stockholders of a proposal to increase the Company’s authorized shares of common stock from 80,000,000 shares to 120,000,000 shares. There were 43,867,420 shares of common stock outstanding at May 14, 2007.

Mark C. Miller, the Company’s president and chief executive officer, said, “While Stericycle is extremely pleased at the performance of our stock as measured by its current price, we have approved this stock split in order to increase trading liquidity and potentially to broaden our ownership base by making an investment in Stericycle more accessible.”

Stericycle’s press releases and other information are available on the Company’s website at www.stericycle.com.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.